Exhibit (a)(3)

THRESHOLD PHARMACEUTICALS, INC.

QUESTION AND ANSWER DOCUMENT

FOR EMPLOYEES, CONSULTANTS, EXECUTIVE OFFICERS AND DIRECTORS

OF THRESHOLD PHARMACEUTICALS, INC.

The following are answers to some of the questions that you may have about the Option Exchange Program. We urge you to read carefully the Offer to Exchange document because the information in this summary is not complete, and additional important information is contained in the Offer to Exchange document. We have included section references to the Offer to Exchange where you can find a more complete description of the topics in this summary. We also urge you to review the information in our Annual Report on Form 10-K for the year ended December 31, 2005, our Quarterly Reports on Form 10-Q for 2006, and the proxy statement distributed in connection with our Annual Stockholder Meeting held on May 25, 2006, as these documents contain important financial information and other relevant information about us. Copies of our Annual Report on Form 10-K for the year ended December 31, 2005 and our Quarterly Reports on Form 10-Q for 2006 are included with this Offer to Exchange. All of these documents may be obtained without charge from us or from the Securities and Exchange Commission. See “The Offer to Exchange: Section 16, Additional Information.”

Questions About the Option Exchange Program

Questions About the Option Exchange Program

1. What is the Option Exchange Program?

The Option Exchange Program (sometimes referred to herein as the “Offer”) is a voluntary program that offers eligible employees, consultants, executive officers and directors of Threshold the opportunity to make a one-time election to cancel certain outstanding stock options (the “Current Options”) under the Threshold Pharmaceuticals, Inc. 2004 Amended and Restated Equity Incentive Plan (the “Plan”) and exchange them for an equal number of new unvested stock options (the “Replacement Options”) at a new exercise price. The Replacement Options will have a new vesting schedule, thus requiring employees, consultants and executive officers to continue their employment with, or service to, us and requiring directors to continue as a member of our Board of Directors to realize any benefit from the Replacement Options. The period during which you may determine whether to accept our offer to participate in the program (the “Offering Period”) will open on August 25, 2006, and will close at 5:00 p.m. pacific time on September 25, 2006 (the “Expiration Date”), unless the Offering Period is extended. If you decide to participate in the Offer and your tender is accepted by us, your Current Options tendered for exchange will be cancelled no later than the first business day following the Expiration Date (the “Cancellation Date”). The Replacement Options will be granted on or about the date after the Cancellation Date (the “Grant Date”). Assuming we do not extend the Expiration Date, we currently expect the Grant Date to be on or about September 27, 2006.

2. Why are We Implementing the Program?

Our Board of Directors approved this program to increase the motivational and retention value of our stock option program and to decrease the potentially dilutive effect of the large number of options held by employees, consultants, executive officers and directors that have exercise prices substantially above the current market price of our common stock.

3. Do I Have to Participate in the Program?

No, the program is strictly voluntary. Eligible employees, consultants, executive officers and directors have a window of at least twenty (20) U.S. business days in which to decide whether to participate in the Offer. For purposes of this Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, eastern time. The Offering Period begins on August 25, 2006, and we currently anticipate that it will close at 5:00 p.m. pacific time on September 25, 2006.

4. Who is Eligible to Participate?

We are offering the Option Exchange Program to all of our existing employees, consultants, executive officers and directors who, as of the start of the Offering Period, hold eligible stock options, whether vested or unvested (“Eligible Persons”).

Additionally, an employee, consultant, executive officer or director who tenders his or her options for exchange will receive Replacement Options in exchange only if he or she is employed by us or is providing service to us on the date that the Replacement Options are granted.

5. What Securities Are We Offering to Exchange?

We are offering to exchange any outstanding, unexercised options to purchase shares of our common stock granted after February 9, 2005 under the Plan, whether vested or unvested, and held by Eligible Persons.

6. If I Elect to Participate, Must I Exchange All of My Eligible Outstanding Options?

No. Eligible Persons may elect to exchange, on a grant-by-grant basis, eligible options as they like. However, Eligible Persons may not partially tender an individual option grant.

7. May I Tender Options that I Have Already Exercised?

No. The Offer only pertains to unexercised, outstanding options and does not in any way apply to shares purchased, whether upon the exercise of options or otherwise. If you have exercised an option in its entirety, that option is no longer outstanding and is therefore not subject to the Offer. If you have exercised a Current Option in part, the remaining unexercised portion of that option is outstanding and may be tendered for exchange pursuant to the Offer.

8. How Can I Find Out the Details of My Options that are Eligible for the Offer?

If you haven’t already, you will soon receive a personal stock option statement from Threshold detailing your outstanding options that are eligible for the Option Exchange Program.

9. What if I Quit or am Terminated Prior to the End of the Offering Period?

If you are not employed by, or providing services to, Threshold on the Expiration Date, you will not be an Eligible Person and, as a result, you will not be eligible to participate in the Offer. If you tender your Current Options prior to the effective date of your termination (but prior to the end of the Offering Period), your tender will be automatically withdrawn. You may exercise your Current Options in accordance with their terms to the extent they are vested. Since your tendered Current Options will automatically be withdrawn, you will not receive any Replacement Options in exchange for your Current Options.

10. What if I Quit or Am Terminated After the Expiration of the Offering Period but Prior to the Grant of the Replacement Options?

If, after the expiration of the Offering Period but prior to the grant of the Replacement Options, you cease to be an employee, consultant, executive officer or director of Threshold, you will not receive any Replacement Options or any other payment or consideration in exchange for your tendered Current Options that have been accepted for exchange and cancelled. This rule applies regardless of the reason for your termination of employment—i.e., whether it is a result of voluntary resignation, involuntary termination, retirement, death or disability.

11. What if I am on a Leave of Absence During the Offering Period or Any Time Prior to the Time That the Replacement Options Are Granted?

Employees, consultants, executive officers and directors who are on authorized leaves of absence will have the same opportunity to participate in the Offer as other employees, consultants, executive officers and directors. However, if you are on a leave at any point in the process, you will need to keep Threshold’s Chief Operating Officer, Michael S. Ostrach, informed as to how best to contact you (e.g., e-mail, U.S. mail) so that notices regarding the Offer will reach you in a timely fashion. Please note that if you elect to participate in the Offer and your employment or service to Threshold terminates at any time after the end of the Offering Period, but prior to the period of regrant, you will forfeit any options that you sought to exchange and you will not receive Replacement Options. Generally speaking, you will have the standard ninety (90) days following termination to exercise any vested options that you did not elect to exchange.

12. What if I Change My Country of Residence During the Offering Period or Prior to the Time That the Replacement Options Are Granted?

If, during the Offering Period, you change your place of residence to a country other than the United States, your tender will automatically be withdrawn if the Company determines that the application of local rules would prohibit or make impractical the grant of Replacement Options. In the event your tendered Current Options are automatically withdrawn, you will not receive any Replacement Options in exchange for your Current Options.

If, after the expiration of the Offering Period but prior to the grant of the Replacement Options, you change your place of residence to a country other than the United States, you may not have a right to any Replacement Options that would have been granted to you on the Grant Date and you will not have a right to any stock options that were previously cancelled. In some countries other than the United States, the application of local rules may prohibit or make impractical the grant of Replacement Options. The Company will determine, in its sole discretion, whether or not you reside in a non-U.S. jurisdiction where the application of local rules prohibit or make impractical the grant of Replacement Options.

13. How Many Replacement Options Will I Receive in Exchange for My Current Options?

The number of shares subject to a Replacement Option will be the same number of shares of common stock that you tendered pursuant to a Current Option. For example, if you exchange a partially vested Current Option with respect to 1,000 shares of common stock, the Current Option will be replaced with an unvested Replacement Option to acquire 1,000 shares of common stock.

14. What Happens if I Choose Not to Participate in the Offer?

If you choose not to tender any of your Current Options for exchange, your Current Options will remain outstanding and retain their current exercise prices and other current terms.

15. When Will I Receive My Replacement Options?

We will grant the Replacement Options after the date we cancel the Current Options accepted for exchange. If we cancel the tendered Current Options on September 26, 2006, which is the date we currently anticipate, we expect the Replacement Options will be granted on or about September 27, 2006. You must continue to be an Eligible Person of Threshold on the Grant Date to be eligible to receive the Replacement Options.

16. What Will the Exercise Price of the Replacement Options Be?

The Replacement Options will have an exercise price equal to the closing sales price of our common stock on the Grant Date. The Replacement Options may have a higher exercise price than some or all of your Current Options that are cancelled.

17. When Will the Replacement Options Vest?

Each Replacement Option will be entirely unvested on the Grant Date. Each Replacement Option will vest pro-rata on a monthly basis such that each Replacement Option will become fully vested on the same date as the Current Option would have become fully vested had it not been exchanged.

Example: Assume an Eligible Person tenders a vested Current Option to purchase 10,000 shares of Threshold common stock that, in accordance with the original vesting schedule of the option as in effect on August 25, 2006, would have become fully vested on September 1, 2009. The Replacement Option will be entirely unvested on the Grant Date and will vest pro-rata on a monthly basis such that on September 1, 2009, all 10,000 shares subject to the Replacement Option will become vested, subject to the Eligible Person’s continued service with the Company.

18. When Will the Replacement Options Expire?

The expiration date, or term, of an option is the length of time during which it may be exercised. Replacement Options will maintain their original term. For example, if you have a Current Option with a ten (10) year term that you elect to exchange and, at the time the Replacement Option is granted, one (1) year has passed since you received the original grant, the Replacement Option will have a term of nine (9) years. For example, if you terminate your employment for other than death or disability, your vested options typically expire after ninety (90) days if they are not exercised prior to that time.

19. Can I Change My Mind After I’ve Elected to Participate in the Offer and Keep My Current Options?

Although you may withdraw your tendered Current Option prior to the close of the Offering Period (see Question 25), once the Offering Period closes (which we currently anticipate will occur on September 25, 2006), your election to participate is irrevocable.

20. Why Can’t Threshold Just Grant Me More Options Without My Current Options Being Cancelled?

We strive to balance the need for a competitive compensation package for our employees, consultants, executive officers and directors with the interests of our stockholders. Because of the number of options that we have currently outstanding, a large grant of Replacement Options would be dilutive to our stockholders and could have a dilutive effect.

21. Will I Have to Pay Taxes if I Exchange My Current Options?

If you exchange your Current Options for Replacement Options, you will not be required under current U.S. law to recognize income for U.S. Federal income tax purposes at the time of the tender or upon our acceptance and cancellation of the Current Options. We believe that the exchange will be treated as a non-taxable exchange in the U.S. Further, at the Grant Date of the Replacement Options, we believe that you will not be required under current U.S. law to recognize income for U.S. Federal income tax purposes.

However, all Eligible Persons should consult with their own personal tax advisor regarding their personal situation before deciding whether to participate in the Option Exchange Program.

22. What Happens if Threshold Merges Into or Is Acquired By Another Company?

If we merge into or are acquired by another company prior to the end of the Offering Period, you may withdraw your tendered Current Options and retain all the rights afforded you to acquire our common stock under the existing option agreements evidencing those options. If a merger or similar agreement is effective after the grant of the Replacement Options, the Replacement Options will be subject to the change of control provisions under the Plan. The Plan provides that, in the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, all of the shares subject to each outstanding option shall become vested and exercisable, unless the acquiring company assumes or substitutes the outstanding option.

23. When Does the Offer Expire? Can the Offer Be Extended and, If So, How Will I Be Notified if It Is Extended?

We currently expect the Offering Period to expire on September 25, 2006, at 5:00 p.m., pacific time, unless we extend the Offering Period. Although we do not currently intend to do so, we may, in our sole discretion, extend the Offering Period at any time. If the Offering Period is extended, we will make an announcement of the extension no later than 9:00 a.m., pacific time, on the first business day immediately following the previously scheduled Expiration Date. If the Offering Period is extended, then the Cancellation Date for tendered Current Options accepted for exchange and the Grant Date of the Replacement Options will be delayed.

24. What Do I Need to Do If I Want to Participate In the Offer?

To participate in the Offer, you must properly complete, duly execute and deliver to us the letter of transmittal, or a facsimile thereof, along with any other required documents. We must receive all of the required documents at Threshold Pharmaceuticals, Inc., 1300 Seaport Boulevard, Redwood City, California 94063, U.S.A., (attn: Chief Operating Officer), by 5:00 p.m. pacific time on September 25, 2006. Absolutely no late forms will be accepted.

THE METHOD OF DELIVERY OF ALL DOCUMENTS IS AT THE ELECTION AND RISK OF THE TENDERING OPTION HOLDER. IF DELIVERY IS BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. SINCE THE LETTER OF TRANSMITTAL NEEDS TO BE DULY EXECUTED, ONLY FACSIMILE, MAIL OR HAND DELIVERY, BUT NOT E-MAIL, WILL BE CONSIDERED PROPER DELIVERY. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY. THE REQUIRED DOCUMENTS MUST BE RECEIVED BY THE EXPIRATION DATE. A POSTMARK PRIOR TO THE EXPIRATION DATE WILL NOT ENSURE TIMELY DELIVERY.

We will strictly enforce the Offer Period. We reserve the right to reject any or all options tendered for exchange that we determine are not in appropriate form or that we determine, in our sole discretion, are unlawful to accept. Subject to our rights to extend, terminate, or amend the Offer, we currently expect that we will accept and subsequently cancel all options properly tendered for exchange.

25. Can I Change My Election (i.e., Withdraw Options That I’ve Previously Elected to Exchange)?

You can withdraw any options that you previously tendered for exchange at any time before 5:00 p.m. pacific time on September 25, 2006. If we extend the Offering Period beyond that time, you can withdraw your options elected for exchange at any time until the extended Expiration Date.

To withdraw options elected for exchange, you must deliver to us a written notice of withdrawal, or a facsimile thereof, with the required information. The notice of withdrawal must specify the name of the option holder who tendered the options to be withdrawn, the grant date, exercise price and total number of option shares subject to each option to be withdrawn. We must receive the notice of withdrawal at Threshold Pharmaceuticals, Inc., 1300 Seaport Boulevard, Redwood City, California 94063, U.S.A., (attn: Chief Operating Officer), before the Expiration Date. Once you have withdrawn options, you can re-elect to exchange eligible Current Options only by again following the delivery procedure described in Question 24 before the Expiration Date.

26. Who Should I Contact if I Have Additional Questions?

We will be conducting one or more meetings with Eligible Persons to answer your questions about the Option Exchange Program and address your concerns. We will hold a meeting on Tuesday, August 29, 2006 at 10:00 a.m. Pacific time at Threshold’s principal executive offices located at 1300 Seaport Boulevard, Redwood City, California to explain the program in detail and to answer any questions. Additional meetings will be scheduled if needed.

Otherwise, please direct any questions or requests for additional copies of documents referred to in these materials to Threshold’s Chief Operating Officer, Michael S. Ostrach, by email at mostrach@thresholdpharm.com or by telephone at (650) 474-8200. Please note, however, that nobody at Threshold, including Mr. Ostrach, can provide you with any advice regarding whether you should participate in the Option Exchange Program.

END OF QUESTION AND ANSWER DOCUMENT

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